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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

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                                   FORM 8-K



                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of earliest event reported): August 15, 1997



                             INLAND RESOURCES INC.
                           -------------------------
            (Exact name of registrant as specified in its charter)



      Washington                     0-16487                      91-1307042
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 (State of incorporation)      (Commission File No.)            (IRS Employer
                                                             Identification No.)

             475 17TH STREET, SUITE 1500, DENVER, COLORADO  80202
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          (Address of principal execute offices, including zip code)



                                (303) 292-0900
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             (Registrant's telephone number, including area code)
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ITEM 5.   OTHER EVENTS
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     On August 15, 1997, Inland Resources Inc. (the "Company") acquired the
"Enserch Properties" from Enserch Exploration, Inc. ("Enserch") for $10.1 million in cash. The Enserch Properties consist of 153 gross (46.9 net) oil and gas wells, 9,600 net undeveloped acres, water rights and a water transportation and distribution system. The undeveloped acreage provides the Company with approximately 240 additional drillsites in the Monument Butte Field. The acquisition of the Enserch Properties also included operating rights to two approved water flood units (encompassing 42 of the wells acquired).

     Management believes that the Enserch Properties have significant development potential which will enable the Company to increase its cash flow from operations and reserve base at a cost efficient rate due to the proximity of the Enserch Properties to the Company's existing properties. The Enserch Properties are geographically concentrated in proximity to the Company's properties in the Monument Butte Field, thereby enabling the Company to operate the properties without incurring significant incremental general and administrative expenses. Of the 153 gross wells acquired, the Company already operated 43 of the wells and Enserch operated 52 of the wells so that the Company now operates 95 of the wells.

     The Company financed the acquisition of the Enserch Properties with a portion of the proceeds of its existing credit facility with Canadian Imperial Bank of Commerce.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
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     (c) Exhibits - The following exhibit is filed herewith:

         10.1 Purchase and Sale Agreement between Enserch Exploration, Inc. and Inland Production Company dated July 10, 1997.

                                  SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 21, 1997
                                         INLAND RESOURCES INC.

                                         By:  /s/ Kyle R. Miller
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                                              Kyle R. Miller, President and
                                              Chief Executive Officer